Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-73376, 333-04295, 333-41768, and 333-88914 on Form S-8 and Registration Statement Nos. 333-90395, 333-62830, 333-108947 and 333-161182 on Form S-3 of our report dated March 1, 2011, relating to the consolidated financial statements and consolidated financial statement schedules of CBL & Associates Properties, Inc., and the effectiveness of CBL & Associates Properties, Inc.'s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of new accounting provisions with respect to noncontrolling interests), appearing in this Annual Report on Form 10-K of CBL & Associates Properties, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 1, 2011